EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-56207 on Form S-8 of The Home Depot, Inc. of our report dated May 6, 2004, relating to the statements of net assets available for benefits of The Home Depot FutureBuilder for Puerto Rico as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended and related supplemental schedule, which report appears in the December 31, 2003 annual report on Form 11-K of The Home Depot FutureBuilder for Puerto Rico.

/s/ KPMG LLP

Atlanta, Georgia
June 25, 2004